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                             ABINGTON SAVINGS BANK


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                                    LONG TERM

                             PERFORMANCE INCENTIVE

                                      PLAN


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                      LONG TERM PERFORMANCE INCENTIVE PLAN

Purpose:

To incent Executive Management and members of the Board of Directors to build long-term shareholder value. Specifically, to encourage focus on the price of the company's stock.

Type:

The bank's Long Term Performance Incentive Plan which provides for the granting of stock options of the bank's Common Stock to Executive Management and members of the Board of Directors. The program would incorporate Incentive Stock Options (ISO's) (1) as well as Non-Qualified Stock Options (NSO's) (2) for management while using NSO's for non-employee directors. The options granted will be based upon the achievement of the annual business plan.

     (1) Incentive Stock Options: Options granted pursuant to the plan which qualify under Section 422 of the Internal Revenue Code. The aggregate fair market value (determined as of the date of grant) of stock covered by incentive stock options which become exercisable for the first time in any calendar year may not exceed $100,000. In general, an optionee will not be deemed to receive taxable income upon grant to exercise of an incentive stock option, and any gain realized at the time of sale of shares acquired upon exercise of an incentive stock option will be treated as capital gain, provided that such shares are held by the optionee for at least one year after the date of exercise and two years after the date of grant. ISO's are only available for employees of the Bank.

     (2) Non-Qualified Stock Options: Options in which an optionee will be deemed to receive taxable income at ordinary income rates upon exercise of a non-qualified stock option in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.
Participants:

Position                                             Annual Grant (Shares) *
--------                                             -----------------------
Board of Directors                                          8,250
CEO                                                         5,000
Exec Vice President                                         4,000
Division Head (3,000 each)                                  6,000
                                                            -----
                                                            23,250

* In the unlikely event that the number of shares needed to meet the annual grant are not available options will be granted on a pro-rata basis.


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Mechanics:

     * Generally, bank performance will be determined and options will be granted by the end of February following the plan year end.

     * The holder shall have the right to exercise the option in whole or in part at any time until the option expires ten years for the grant date.

     * The exercise price would be a minimum of the fair market value of the day of the grant (February Board of Directors meeting)

     * The options would become exercisable after a specific stock trading price target is met.

     * All options become exercisable in full upon a change in control of the company even if the stock price target is not met.

     * All options with delayed vesting would fully vest at the end of year nine, even if none of the targets are met. This provision is required to avoid unnecessary financial statement charges for compensation.

     * The options is forfeited in accordance to the terms as outlined in the particular Stock Option Agreement.

Exercise of Option:

     * The options would become exercisable after the fair market value per share of the company's common stock exceeds 120% of the grant price for a period of thirty (30) consecutive business days (determined as the average of the daily closing prices per share as reported on the NASDAQ/National Market System for such period).

     * The maximum amount of options which can become exercisable in one year will be limited to $100,000., based on the grant price. In the event of a change in control of the company all options in the plan become fully vested and exercisable.

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Administration:

     * Plan will be administered by the Vice President of Human Resources under the direction of the Compensation Committee.

     * Participants who join the organization prior to July first may be eligible to participate in the program with the approval of the Compensation Committee (on a pro-rata basis).

     * An eligible participant must be an Officer or Board Member of the company at the time the options are awarded in order to receive a grant.

     * Options granted shall be subject to the conditions as outlined in the particular Stock Option Agreement.

Additional Grants:

Additional grants may be made for such events as acquisitions, asset purchase, etc. as these goals are accomplished for incentive purposes.